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Exhibit 4.4

WARRANT AGREEMENT

TRI-S SECURITY CORPORATION

AND

REGISTRAR AND TRANSFER COMPANY

Warrant Agent

                     , 2005

WARRANT AGREEMENT

        THIS AGREEMENT dated as of                        , 2005, between Tri-S Security Corporation, a Georgia corporation (the "Company"), and Registrar and Transfer Company., a transfer agency located in Cranford, New Jersey (the "Warrant Agent").

        WHEREAS:

        The Company proposes to issue and sell through an initial public offering (the "Public Offering") 1,800,000 units of the Company's securities (the "Units"), with each Unit consisting of one share of common stock of the Company, par value $.001 per share ("Common Stock"), and a warrant to purchase one share of Common Stock (each a "Firm Warrant");

        The Company also has granted the several underwriters (the "Underwriters") of the Company's Public Offering pursuant to an underwriting agreement (the "Underwriting Agreement"), the option to purchase up to an additional 270,000 Units consisting of in the aggregate 270,000 shares of Common Stock and 270,000 Warrants (the "Over-Allotment Warrants") exercisable to purchase up to an aggregate of 270,000 shares of Common Stock; and

        The Company desires to provide for the issuance, registration, transfer, exchange and exercise of certificates (the "Warrant Certificates") representing the Firm Warrants and the Over-Allotment Warrants (collectively, herein, the "Warrants") and for the exercise of the Warrants;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrant Certificates and the Warrants, and the respective rights and obligations thereunder of the Company, the registered holders of the Warrant Certificates and the Warrant Agent, the parties hereto agree as follows:

        1.    Definitions.    As used herein:

          (a)   "Common Stock" shall mean Common Stock, of the Company, whether now or hereafter authorized, holders of which have the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage.

          (b)   "Corporate Office" shall mean the place of business of the Warrant Agent (or its successor) located in Cranford, New Jersey, which office is presently located at 10 Commerce Drive, Cranford, New Jersey 07016-3572.

          (c)   "Effective Date" shall mean                        , 2005, the date on which the Company's Registration Statement is declared effective by the Securities and Exchange Commission.

          (d)   "Exercise Date" shall mean the date of surrender for exercise of any Warrant Certificate, provided the exercise form on the back of the Warrant Certificate or a form substantially similar thereto has been completed in full by the Registered Owner or a duly appointed attorney and the Warrant Certificate is accompanied by payment in full of the Exercise Price.

          (e)   "Exercise Period" shall mean the period commencing on the Separation Date and extending to and through the Expiration Date.

          (f)    "Exercise Price" shall mean a purchase price of $                      per share of Common Stock; provided, however, that in the event the Company reduces the Exercise Price in accordance with Section 9(i) hereof, the Exercise Price shall be as established by the Company in accordance with such Section.

          (g)   "Expiration Date" shall mean 5:00 P.M. Eastern Time on the last day of the 60th month period commencing on the Effective Date, subject to the terms provided in Section 5 herein for redemption and subject to extension by the Board of Directors of the Company; provided however, if such date shall be a holiday or a day on which banks are authorized to close, then Expiration Date shall mean 5:00 p.m., Eastern Time on the next following day which in the State of Georgia is not a holiday or a day on which banks are authorized to close. The Expiration Date may be extended from time to time, by resolution of the Board of Directors of the Company, to a later date upon giving notice to the Warrant Agent and the Registered Owners; provided, however, that notice to the Registered Owners of an extension of the Expiration Date may be made by publication or by release to Dow Jones, P.R. Newswire or other means of general distribution. If the Company redeems the Warrants as provided in Section 5 of this agreement, the Expiration Date shall be the date fixed for redemption.

          (h)   "Firm Warrants" shall mean 1,800,000 Warrants to purchase 1,800,000 shares of Common Stock, all of which will be purchased as part of the Units by the several Underwriters from the Company and sold in the Public Offering in accordance with the Underwriting Agreement.

          (i)    "Over-Allotment Warrants" shall mean 270,000 Warrants to purchase 270,000 shares of Common Stock, any or all of which may be purchased as part of the Units by the Representatives for the several Underwriters from the Company in accordance with the Underwriting Agreement. The Over-Allotment Warrants shall have identical terms and conditions to those established for the Firm Warrants, subject to their issuance in accordance with Section 2 hereof.

          (j)    "Representatives" shall mean Capital Growth Financial, LLC, and Bathgate Capital Partners LLC, the representatives of the several Underwriters.

          (k)   "Registered Owner" shall mean the person in whose name any Warrant Certificate shall be registered on the books maintained by the Warrant Agent pursuant to Section 6 of this Agreement.

          (l)    "Registration Statement" shall mean the Company's Registration Statement on Form S-1 (S.E.C. File No. 333-119737), as amended.

          (m)  "Separation Date" shall mean the date on which the Company notifies holders of its Units and the Warrant Agent that the shares of Common Stock and Warrants comprising the Units may be detached, and sold separately.

          (n)   "Subsidiary" shall mean any corporation of which shares having ordinary voting power to elect a majority of the Board of Directors of such corporation (regardless of whether the shares of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or one or more subsidiaries of the Company.

          (o)   "Warrant" or the "Warrants" shall mean and include up to 2,070,000 Warrants to purchase 2,070,000 authorized and unissued Shares of Common Stock of the Company and, unless otherwise noted, shall include 1,800,000 Firm Warrants and 270,000 Over-Allotment Warrants.

          (p)   "Warrant Agent" shall mean Registrar and Transfer Company., or its successor, as the transfer agent and registrar of the Warrants.

          (q)   "Warrant Shares" shall mean and include up to 2,070,000 authorized and unissued shares of Common Stock reserved for issuance on exercise of the Warrants, and unless otherwise noted, shall include 1,800,000 shares of Common Stock issuable upon exercise of the Firm Warrants and 270,000 shares of Common Stock issuable upon exercise of the Over-Allotment Warrants and any additional shares of Common Stock or other property which may hereafter be issuable or deliverable on exercise of the Warrants pursuant to Section 9 of this Agreement.

        2.    Warrants and Issuance of Warrant Certificates.    Each Warrant shall initially entitle the Registered Owner of the Warrant Certificates representing such Warrant to purchase one share of Common Stock on exercise thereof, subject to modification and adjustment as hereinafter provided in Section 9. Warrant Certificates representing 1,800,000 Firm Warrants and evidencing the right to purchase an aggregate of 1,800,000 shares of Common Stock of the Company shall be executed by the proper officers of the Company and delivered to the Warrant Agent for countersignature. Certificates representing the Firm Warrants to be delivered to the Warrant Agent shall be in direct relation to the Firm Shares sold as a Unit in the Company's Public Offering and shall be attached to certificates representing an equal number of Firm Shares. The Warrant Certificates representing the Firm Warrants will be issued and delivered on written order of the Company signed by its President and attested by its Secretary or Assistant Secretary. The Warrant Agent shall deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement.

        The Over-Allotment Warrants shall carry identical terms and conditions to those established for the Firm Warrants and outlined herein. Up to 270,000 Over-Allotment Warrants may be issued and such Over-Allotment Warrants shall evidence the right of the Registered Owners thereof to purchase an aggregate of up to 270,000 shares of Common Stock of the Company. Any Warrant Certificates for Over-Allotment Warrants to be issued will be executed by the proper officers of the Company and delivered to the Warrant Agent for countersignature on exercise of the option to purchase Over-Allotment Warrants by the several Underwriters in accordance with the Underwriting Agreement. Certificates representing Over-Allotment Warrants will be initially attached to certificates representing an equal number of Over-Allotment Shares.

        Except as provided in Section 8 hereof, share certificates representing the Warrant Shares shall be issued only on or after the Separation Date on exercise of the Warrants or on transfer or exchange of the Warrant Shares. The Warrant Agent, if other than the Company's Transfer Agent, shall arrange with the Transfer Agent for the issuance and registration of all Warrant Shares.

        3.    Form and Execution of Warrant Certificates.    The Warrant Certificates shall be substantially in the form attached as Exhibit "A" and may have such letters, numbers or other marks of identification and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement. The Warrant Certificates shall be dated as of the date of issuance, whether on initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrant Certificates.

        Each Warrant Certificate for Firm Warrants shall be initially issued only when attached to a certificate representing the same number of Firm Shares of Common Stock as Firm Warrants and shall be separately transferable from the certificate representing Firm Shares only on and after the Separation Date. Warrant Certificates issued for Over-Allotment Warrants shall be issued together with certificates representing the same number of shares of Common Stock as Over-Allotment Warrants and shall be separately transferable only on and after the Separation Date.

        The Warrant Certificates shall be executed on behalf of the Company by its President and Secretary, by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company's seal. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In the event any officer of the Company who executed the Warrant Certificates shall cease to be an officer of the Company before the date of issuance of the Warrant Certificates or before countersignature and delivery by the Warrant Agent, such Warrant Certificates may be countersigned, issued and delivered by the Warrant Agent with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be an officer of the Company.

        4.    Exercise.    The exercise of Warrants in accordance with this Agreement shall only be permitted during the Exercise Period.

        Warrants shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date. The exercise form shall be executed by the Registered Owner thereof or his attorney duly authorized in writing and shall be delivered together with payment to the Warrant Agent, in cash or by official bank or certified check, of an amount in lawful money of the United States of America. Such payment shall be in an amount equal to the Exercise Price as hereinabove defined.

        The person entitled to receive the number of Warrant Shares deliverable on such exercise shall be treated for all purposes as the Registered Owner of such Warrant Shares as of the close of business on the Exercise Date. The Company shall not be obligated to issue any fractional share interests in Warrant Shares. If Warrants represented by more than one Warrant Certificate shall be exercised at one time by the same Registered Owner, the number of full Warrant Shares which shall be issuable on exercise thereof shall be computed on the basis of the aggregate number of full Warrant Shares issuable on such exercise.

        As soon as practicable on or after the Exercise Date and in any event within 30 days after such date, the Warrant Agent shall cause to be issued and delivered by the Transfer Agent to the person or persons entitled to receive the same, a certificate or certificates for the number of Warrant Shares deliverable on such exercise. No adjustment shall be made in respect of cash dividends on Warrant Shares deliverable on exercise of any Warrant. The Warrant Agent shall promptly notify the Company in writing of any exercise and of the number of Warrant Shares caused to be delivered and shall cause payment of an amount in cash equal to the Exercise Price to be made promptly to the order of the Company. The parties contemplate such payments will be made by the Warrant Agent to the Company on a weekly basis and will consist of collected funds only. The Warrant Agent shall hold any proceeds collected and not yet paid to the Company in a Federally-insured account at a commercial bank selected by agreement of the Company and the Warrant Agent, at all times relevant hereto. Following a determination by the Warrant Agent that collected funds have been received, the Warrant Agent shall cause the Transfer Agent to issue share certificates representing the number of Warrant Shares purchased by the Registered Owner.

        Expenses incurred by the Warrant Agent, including administrative costs, costs of maintaining records and other expenses, shall be paid by the Company according to the standard fees imposed by the Warrant Agent for such services. All expenses incurred by the Warrant Agent shall be invoiced to the Company.

        A detailed accounting statement setting forth the number of Warrants exercised, the number of Warrant Shares issued, the net amount of exercised funds and all expenses incurred by the Warrant Agent shall be transmitted to the Company on payment of each exercise amount. Such accounting statement shall serve as an interim accounting for the Company during the Exercise Period. The Warrant Agent shall render to the Company, at the completion of the Exercise Period, a complete accounting setting forth the number of Warrants exercised, the identity of persons exercising such Warrants, the number of Warrant Shares issued, the amounts distributed to the Company, and all expenses incurred by the Warrant Agent.

        The Company may be required to deliver a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933, as amended (the "1933 Act") with delivery of the Warrant Shares and must have a registration statement (or a post-effective amendment to an existing registration statement) effective under the 1933 Act in order for the Company to comply with any such prospectus delivery requirements. The Company will advise the Warrant Agent of the status of any such registration statement under the 1933 Act and of the effectiveness of the Company's registration statement or lapse of effectiveness.

        No issuance of Warrant Shares shall be made unless there is an effective registration statement under the 1933 Act, and registration or qualification of the Warrant Shares, or an exemption therefrom, has been obtained from state or other regulatory authorities in the jurisdiction in which such Warrant Shares are sold. The Company will provide to the Warrant Agent written confirmation of all such registration or qualification, or an exemption therefrom, when requested by the Warrant Agent.

        5.    Redemption.    Commencing one year from the Effective Date, the Company may, at its option, redeem the Warrants in whole, but not in part, for a redemption price of $0.25 per Warrant, on not less than 30 days' notice to the Registered Owners. The right to redeem the Warrants may be exercised by the Company following such one year period and during the Exercise Period only in the event (i) the closing sale price for the Company's shares of Common Stock has equaled or exceeded $9.00 for 20 consecutive trading days immediately preceding the date of the Company's notice of redemption, (ii) any notice of the call for redemption is given not more than five (5) business days after the conclusion of the 20 consecutive trading days referred to in the foregoing (i), (iii) the Company has a registration statement (or a post-effective amendment to an existing registration statement) pertaining to the Warrant Shares effective with the Securities and Exchange Commission, which registration statement would enable a Registered Owner to exercise the Warrants, and (iv) the expiration of the 30 day notice period is within the Exercise Period. In the event the Company exercises its right to redeem the Warrants, the Expiration Date will be deemed to be, and the Warrants will be exercisable until the close of business on, the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the Registered Owner thereof will be entitled only to the redemption price.

        6.    Reservation of Shares and Payment of Taxes.    The Company covenants that it will at all times reserve and have available from its authorized shares of Common Stock such number of shares of Common Stock as shall then be issuable on exercise of all outstanding Warrants. The Company covenants that all Warrant Shares issuable shall be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

        The Registered Owner shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect to the issuance of the Warrants, or the issuance, transfer or delivery of any Warrant Shares on exercise of the Warrants. In the event the Warrant Shares are to be delivered in a name other than the name of the Registered Owner of the Warrant Certificates, no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent or Transfer Agent the amount of any such taxes or charges incident thereto.

        The Company will supply the Warrant Agent with blank Warrant Certificates, so as to maintain an inventory satisfactory to the Warrant Agent. The Company will file with the Warrant Agent a statement setting forth the name and address of its Transfer Agent for Warrant Shares and of each successor Transfer Agent, if any.

        7.    Registration of Transfer.    The Warrant Certificates may be transferred in whole or in part and may be separately transferred from the Common Stock share certificate to which such Warrant Certificate is attached only during the Exercise Period. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its corporate office. The Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefor, the Warrant Certificate or Certificates which the holder making the transfer shall be entitled to receive.

        The Warrant Agent shall keep transfer books at its corporate office on which Warrant Certificates and the transfer thereof shall be registered. On due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants.

        All Warrant Certificates presented for registration of transfer or exercise shall be duly endorsed or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Warrant Agent.

        Prior to due presentment for registration of transfer thereof, the Company and the Warrant Agent may treat the Registered Owner of any Warrant Certificate as the absolute owner thereof

(notwithstanding any notations of ownership or writing thereon made by anyone other than the Company or the Warrant Agent) and the parties hereto shall not be affected by any notice to the contrary.

        8.    Loss or Mutilation.    On receipt by the Company and the Warrant Agent of evidence satisfactory as to the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate, the Company shall execute and the Warrant Agent shall countersign and deliver in lieu thereof, a new Warrant Certificate representing an equal aggregate number of Warrants. In the case of loss, theft or destruction of any Warrant Certificate, the Registered Owner requesting issuance of a new Warrant Certificate shall be required to secure an indemnity bond in favor of the Company and Warrant Agent in an amount satisfactory to each of them. In the event a Warrant Certificate is mutilated, such Certificate shall be surrendered and cancelled by the Warrant Agent prior to delivery of a new Warrant Certificate. Applicants for a substitute Warrant Certificate shall also comply with such other regulations and pay such other reasonable charges as the Company may prescribe.

        9.    Adjustment of Exercise Price and Shares.

          (a)   If at any time prior to the expiration of the Warrants by their terms or by exercise, the Company increases or decreases the number of its issued and outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares of Common Stock, by means of (i) the payment of a share dividend or the making of any other distribution on such shares of Common Stock payable in its shares of Common Stock, (ii) a split or subdivision of shares of Common Stock, or (iii) a consolidation or combination of shares of Common Stock, then the Exercise Price in effect at the time of such action and the number of Warrants required to purchase each Warrant Share at that time shall be proportionately adjusted so that the numbers, rights and privileges relating to the Warrant Shares then purchasable upon the exercise of the Warrants shall be increased, decreased or changed in like manner, for the same aggregate purchase price set forth in the Warrants, as if the Warrant Shares purchasable upon the exercise of the Warrants immediately prior to the event had been issued, outstanding, fully paid and nonassessable at the time of that event. Any dividend paid or distributed on the shares of Common Stock in shares of any other class of shares of the Company or securities convertible into shares of Common Stock shall be treated as a dividend paid in shares of Common Stock to the extent shares of Common Stock are issuable on the payment or conversion thereof.

          (b)   In the event, prior to the expiration of the Warrants by exercise or by their terms, the Company shall be recapitalized by reclassifying its outstanding shares of Common Stock into shares with a different par value, or by changing its outstanding shares of Common Stock to shares without par value or in the event of any other material change in the capital structure of the Company or of any successor corporation by reason of any reclassification, recapitalization or conveyance, prompt, proportionate, equitable, lawful and adequate provision shall be made whereby any Registered Owner of the Warrants shall thereafter have the right to purchase, on the basis and the terms and conditions specified in this Agreement, in lieu of the Warrant Shares theretofore purchasable on the exercise of any Warrant, such securities or assets as may be issued or payable with respect to or in exchange for the number of Warrant Shares theretofore purchasable on exercise of the Warrants had such reclassification, recapitalization or conveyance not taken place; and in any such event, the rights of any Registered Owner of a Warrant to any adjustment in the number of Warrant Shares purchasable on exercise of such Warrant, as set forth above, shall continue and be preserved in respect of any stock, securities or assets which the Registered Owner becomes entitled to purchase.

          (c)   In the event the Company, at any time while the Warrants shall remain unexpired and unexercised, shall sell all or substantially all of its property, or dissolves, liquidates or winds up its affairs, prompt, proportionate, equitable, lawful and adequate provision shall be made as part of the terms of such sale, dissolution, liquidation or winding up such that the Registered Owner of a Warrant may thereafter receive, on exercise thereof, in lieu of each Warrant Share which he would have been entitled to receive, the same kind and amount of any stock, securities or assets as may be issuable, distributable or payable on any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company; provided, however, that in the event of any such sale, dissolution, liquidation or winding up, the right to exercise the Warrants shall terminate on a date fixed by the Company, such date to be not earlier than 5:00 P.M., Eastern Time, on the 30th day next succeeding the date on which notice of such termination of the right to exercise the Warrants has been given by mail to the Registered Owners thereof at such addresses as may appear on the books of the Company.

          (d)   In the event prior to the expiration of the Warrants by exercise or by their terms, the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to purchase its shares of Common Stock at a price per share more than 10% below the then-current market price per share (as defined below) at the date of taking such record, then, (i) the number of Warrant Shares purchasable pursuant to the Warrants shall be redetermined as follows: the number of Warrant Shares purchasable pursuant to a Warrant immediately prior to such adjustment (taking into account fractional interests to the nearest 1,000th of a share) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock of the Company outstanding (excluding shares of Common Stock then owned by the Company) immediately prior to the taking of such record, plus the number of additional shares offered for purchase, and the denominator of which shall be the number of shares of Common Stock of the Company outstanding (excluding shares of Common Stock owned by the Company) immediately prior to the taking of such record, plus the number of shares which the aggregate offering price of the total number of additional shares so offered would purchase at such current market price; and (ii) the Exercise Price per Warrant Share purchasable pursuant to a Warrant shall be redetermined as follows: the Exercise Price in effect immediately prior to the taking of such record shall be multiplied by a fraction, the numerator of which is the number of Warrant Shares purchasable immediately prior to the taking of such record, and the denominator of which is the number of Warrant Shares purchasable immediately after the taking of such record as determined pursuant to clause (i) above; provided, however, (i) that any adjustment in the number of shares issuable as set forth above shall be effective only to the extent sufficient shares of Common Stock have been registered through a registration statement effective under the 1933 Act, and (ii) that any adjustment in the Exercise Price does not cause the Company to receive proceeds in excess of the amount authorized by any such registration statement. For the purposes of any computation hereunder, the "Current Market Price" at any date shall be the closing price of the Common Stock on the business day next preceding the event requiring an adjustment hereunder. If the principal trading market for such securities is an exchange, the closing price shall be the reported last sale price on such exchange on such day provided if trading of such Common Stock is listed on any consolidated tape, the closing price shall be the reported last sale price set forth on such consolidated tape. If the principal trading market for such securities is the over-the-counter market, the closing price shall be the last reported sale price on such date as set forth by The Nasdaq Stock Market, Inc., or, if the security is not quoted on such market, the average closing bid and asked prices as set forth in the National Quotation Bureau pink sheet or the Electronic Bulletin Board System for such day. Notwithstanding the foregoing, if there is no reported last sale price or average closing bid and asked prices, as the case may be, on a date prior to the event requiring an adjustment hereunder, then the Current Market Price shall be determined as of the latest date prior to such day for which such last sale price or average closing bid and asked price is available.

          (e)   On exercise of the Warrants by the Registered Owners, the Company shall not be required to deliver fractions of Warrant Shares; provided, however, that the Company shall make prompt, proportionate, equitable, lawful and adequate provisions in respect of any such fraction of one Warrant Share either on the basis of adjustment in the then applicable Exercise Price or a purchase of the fractional interest at the price of the Company's shares of Common Stock or such other reasonable basis as the Company may determine.

          (f)    In the event, prior to expiration of the Warrants by exercise or by their terms, the Company shall determine to take a record of the holders of its shares of Common Stock for the purpose of determining shareholders entitled to receive any stock dividend, distribution or other right which will cause any change or adjustment in the number, amount, price or nature of the shares of Common Stock or other stock, securities or assets deliverable on exercise of the Warrants pursuant to the foregoing provisions, the Company shall give to the Registered Owners of the Warrants at the addresses as may appear on the books of the Company at least 30 days' prior written notice to the effect that it intends to take such a record provided, however, that notice to the Registered Owners of an extension of the Expiration Date may be made by publication or by release to Dow Jones, P.R. Newswire or other means of general distribution. Such notice shall specify the date as of which such record is to be taken; the purpose for which such record is to be taken; and the number, amount, price and nature of the shares of Common Stock or other stock, securities or assets which will be deliverable on exercise of the Warrants after the action for which such record will be taken has been completed. Without limiting the obligation of the Company to provide notice to the Registered Owners of the Warrants of any corporate action hereunder, the failure of the Company to give notice shall not invalidate such corporate action of the Company.

          (g)   The Warrants shall not entitle the Registered Owner thereof to any of the rights of shareholders or to any dividend declared on the shares of Common Stock unless the Warrant is exercised and the Warrant Shares purchased prior to the record date fixed by the Board of Directors of the Company for the determination of holders of shares of Common Stock entitled to such dividend or other right.

          (h)   No adjustment of the Exercise Price shall be made as a result of or in connection with (i) the issuance of shares of Common Stock of the Company pursuant to options, warrants, employee stock ownership plans and share purchase agreements outstanding or in effect on the date hereof, (ii) the establishment of additional option plans of the Company, the modification, renewal or extension of any plan now in effect or hereafter created, or the issuance of shares of Common Stock on exercise of any options pursuant to such plans, and (iii) the issuance of shares of Common Stock in connection with compensation arrangements for officers, employees or agents of the Company or any subsidiary, and the like.

          (i)    The Company shall be empowered, in the sole and unconditional discretion of the Board of Directors, at any time during the Exercise Period, to reduce the applicable Exercise Price of the Warrants. Any such reduction in the applicable Exercise Price shall be effective upon written notice to the Warrant Agent, which notice shall be given pursuant to a duly and validly authorized resolution of the Board of Directors of the Company. Any such reduction in the Exercise Price shall not entitle the Registered Owners to issuance of any additional Common Shares pursuant to the adjustment provisions set forth elsewhere herein, regardless of whether the reduction in the Exercise Price was effected either prior to or following exercise of Warrants by the Registered Owners thereof. A nonexercising Registered Owner shall have no remedy or rights to receive any additional Warrant Shares as a result of any reduction in any applicable Exercise Price pursuant to this subsection.

        10.    Duties, Compensation and Termination of Warrant Agent.    The Warrant Agent shall act hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder, be deemed to make any representations as to the validity, value or authorization of the Warrant Certificate or the Warrants represented thereby or of the Warrant Shares or other property delivered on exercise of any Warrant. The Warrant Agent shall not be under any duty or responsibility to any holder of the Warrant Certificates to make or cause to be made any adjustment of the Exercise Price or to determine whether any fact exists which may require any such adjustments.

        The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or for any action taken or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.

        The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken or omitted by it in good faith in accordance with the opinion or advice of such counsel.

        Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by its President and attested by its Secretary or Assistant Secretary. The Warrant Agent shall not be liable for any action taken or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand.

        The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse the Warrant Agent for its reasonable expenses. The Company further agrees to indemnify the Warrant Agent against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for any action taken or omitted by the Warrant Agent in the execution of its duties and powers hereunder, excepting losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or willful misconduct.

        The Warrant Agent may resign its duties or the Company may terminate the Warrant Agent and the Warrant Agent shall be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence or willful misconduct) on 30 days' prior written notice to the other party. At least 12 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Owner of each Warrant Certificate. On such resignation or termination, the Company shall appoint a new Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of the resignation by the Warrant Agent, then the Registered Owner of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its shareholders, of not less than $1,000,000, and having its principal office in the United States.

        After acceptance in writing of an appointment of a new Warrant Agent is received by the Company, such new Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; provided, however, if it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed. The Company shall file a notice of appointment of a new Warrant Agent with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Owner of each Warrant Certificate.

        Any corporation into which the Warrant Agent or any new Warrant Agent may be converted or merged, or any corporation resulting from any consolidation to which the Warrant Agent or any new Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent shall be a successor Warrant Agent under this Agreement, provided that such corporation is eligible for appointment as a successor to the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed to the Company and to the Registered Owner of each Warrant Certificate. No further action shall be required for establishment and authorization of such successor Warrant Agent.

        The Warrant Agent, its officers or directors and it subsidiaries or affiliates may buy, hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effect as though it were not the Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company.

        11.    Modification of Agreement.    The Warrant Agent and the Company may by supplemental agreement make any changes or corrections in this Agreement they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or mistake or error herein contained. Additionally, the parties may make any changes or corrections deemed necessary which shall not adversely affect the interests of the Registered Owners of Warrant Certificates; provided, however, this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Owners of Warrant Certificates representing not less than a majority of the Warrants outstanding. Additionally, no change in the number or nature of the Warrant Shares purchasable on exercise of a Warrant or the Exercise Price therefor shall be made without the consent in writing of the Registered Owner of the Warrant Certificate representing such Warrant, other than such changes as are specifically prescribed by this Agreement.

        12.    Notices.    All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram or cable to, in the case of the Company:

      Tri-S Security Corporation
      3700 Mansell Road
      Suite 220
      Alpharetta, Georgia 30022

    with a copy to:

      Steven E. Fox, Esq.
      Rogers & Hardin LLP
      2700 International Tower
      229 Peachtree Street, N.E.
      Atlanta, Georgia 30303

    and in the case of the Warrant Agent:

      Registrar and Transfer Company
      10 Commerce Drive
      Cranford, New Jersey 07016-3572

        and if to the Registered Owner of a Warrant Certificate, at the address of such Registered Owner as set forth on the books maintained by the Warrant Agent.

        13.    Persons Benefiting.    This Agreement shall be binding upon and inure to the benefit of the Company, the Warrant Agent and their respective successors and assigns, and the Registered Owners and beneficial owners from time to time of the Warrant Certificates. Nothing in this Agreement is intended or shall be construed to confer on any other person any right, remedy or claim or to impose on any other person any duty, liability or obligation.

        14.    Further Instruments.    The parties shall execute and deliver any and all such other instruments and shall take any and all such other actions as may be reasonable or necessary to carry out the intention of this Agreement.

        15.    Severability.    If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement shall not affect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms, and the effect of such holding, declaration or pronouncement shall be limited to the territory or jurisdiction in which made.

        16.    Waiver.    All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies as provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other action or occurrence.

        17.    General Provisions.    This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey; provided, however, that the Warrants and Warrant Shares shall be construed and enforced in accordance with, and governed by, the laws of the State of Georgia. Except as otherwise expressly stated herein, time is of the essence in performing hereunder. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, and this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above mentioned.

THE COMPANY:
TRI-S SECURITY CORPORATION
By:	Ronald G. Farrell, CEO
THE WARRANT AGENT:
REGISTRAR AND TRANSFER COMPANY
By:	Title:

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WARRANT AGREEMENT
TRI-S SECURITY CORPORATION AND REGISTRAR AND TRANSFER COMPANY Warrant Agent , 2005
WARRANT AGREEMENT